AGREEMENT OF SALE

THIS AGREEMENT is made this 3rd day of April 2006, by and between Loretta Development, LLC, or its nominee or assignee, having an address of P.O.  Box 627, Forked River, New Jersey 08731 ("Buyer") and 2404 LLC, 1401 LLC, Albert Benner & Mark Sykes, a New Jersey limited company and an individual, whose address is, 1401Tilton Road, Northfield, NJ 08225 ("Buyer").

WITNESSETH THAT

Seller is the owner of all that certain tract or parcel of land and other improvements located thereon (the Improvements"), comprising a total of 38 existing lots on Redwood Avenue in.  Galloway Township.  The lots are identified as:

            Block 723 Lots 2.01, 2.02, 3.01, 3.02, 4.01, 4.02 & 4.03

            Block 719 Lots 1.03, 6.01, 6.02, 6.03, 7.01 & 7.02, 8.01 & 8.02

            Block 627 Lots 8.02, 9 & 13

            Block 631 Lots 1.01, 1.02, 3, & 4

            Block 632 Lots 1, 2.01, 2.02, 4.01 & 4.02

            Block 628 Lots 6.01, 6.02, 7, 8 & 10

            Block 629 Lot 8

            Block 633 Lots 2,3 5,6 & 7

as shown on the Tax Map of Galloway Township, Atlantic County, New Jersey.   Collectively the real property set forth in this paragraph shall hereinafter be referred to as the “Property."

Seller desires to sell the Property to Buyer and Buyer, desires to purchase the Property from Seller in the form of residential single family building lots, upon the terms and conditions set forth in this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, do covenant and agree with each other as follows:

1.         SALE AND DESCRIPTION OF PROPERTY.   Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller,, subject to the terms and conditions of this Agreement, the Property, together with any buildings and other improvements located thereon, together with (a) any land lying in the back of any street, road or ally, open or proposed, in front, abutting or adjoining the subject Property, (b) any easement, privilege, license, approvals, permits, or right of way inuring to the benefit of the subject Property, and (c) the appurtenances and heredament belonging or otherwise pertaining to the subject Property, except as otherwise set forth herein.

            Seller has applied for a Sanitary Sewer Extension Permit from Galloway Township and the County of Atlantic, which will permit development of the Property for single family residential.  use consistent with the ordinances of Galloway Township and all other relevant county and/or state laws, regulations, or rules governing the intended use of the Property for single family residential purposes.  The Property subject to this Agreement is more particularly described in the attached Exhibit A, being identified therein as that certain Sanitary Sewer Extension Plan, entitled Redwood Avenue Sanitary Sewer Extension Plan, prepared by Duffy, Doley and McManus, P.E.  dated ___.

2.         PURCHASE PRICE.  The total purchase price to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be equal to the product of Two Million and Seventy Five Thousand Dollars ($2,075,000,00).

3.         PAYMENT OF PURCHASE PRICE.  The Purchase Price shall be payable as follows:

            A.        The sum of Fifty Thousand Dollars ($50,000.00) ("Deposit") shell be paid by Buyer to Thomas D.  Reynolds, Esquire, Mailing & Physical address: 29 N.  Shore Road., Absecon, NJ 08201 Fax: 609 645 0129 ("Escrow Agent") upon execution of this Agreement by the last party to this Agreement.  An additional, deposit of Seventy Five Thousand Dollars ($75,000.00) ("Additional Deposit") shall be paid to Escrow Agent upon the expiration, of the due diligence period.  The Escrow Agent, in accordance with section 13 of this Agreement, shall hold the Deposit in an escrow account until Closing, Interest shall follow the deposit, and go to Seller if settlement is consummated.

            B.        The Purchase Price shall.  be paid by the Buyer to Seller, subject to closing adjustments, by wired funds or attorney trust account check at Closing.

4.         CLOSING.  Closing of title (the "Closing") shall occur within fifteen days following Seller's receipt of non-appealable Approvals (as defined below).

            Buyer must complete all Development Approvals within Nine (9) months of executing this Agreement.  Buyer shall be entitled to two Three (3) month extensions in the event that development approvals are not completed within the initial.  Nine (9) month approval period, for which Buyer shall deposit an additional Fifteen.  Thousand Dollars ($15,000) ("Extension Deposit") prior to each extension, which shall be applied toward; the purchase price, as long as Buyer proceeds to closing.  Otherwise the Extension Deposit shall be non-refundable.  If the time periods are not met, either party shall have the right to cancel this Agreement.  It Buyer or Seller cancels this Agreement and Buyer does not negate such cancellation, Buyer's deposit shall be returned to Buyer.  In any case Buyer shall retain the right to waive this contingency and close on the property.  Closing shall occur in four separate closings on the same day.

5.       BUYER’S DUE DILIGENCE.  Buyer shall have the right to conduct due diligence with regard to the Property for a.  period of Thirty (30) days from the execution of this Agreement.  Buyer will be provided with a due diligence packet including all due diligence studies, Phase 1 environmental studies (if any exist), reports, plans., survey., title, permits, applications, Resolutions of Approved, Professional Review Letters and any other documents obtained by Seller in the development of the project within Two (2) days after this Agreement is fully executed.  Buyer, in its sole discretion, shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence period.  To the extent that the Buyer terminates the Agreement within this period, Buyer shall be entitled to the return of all deposit monies and this Agreement shall then be deemed, null and void.  Seller understands and agrees that during this period Buyer may be retaining professionals to examine and inspect the property and grants Buyer permission, provided reasonable notice is given of such inspection, to enter the property to conduct such inspections.  Buyer shall have the right to conduct such investigation and tests on the Property as Buyer in its sole discretion deems necessary including but not limited to, soil sat-mice, wetlands studies, surveys, periodic tests and test bores and.  any other test or review any other study, approval, plan, permit as Buyer in its sole discretion deems necessary to ascertain whether the Property is suitable for the intended use.  Buyer shall restore the property to substantially the same condition in which it was prior to such inspections and tests following the completion of the inspections and testing.  Buyer shell indemnify, defend, and hold Seller harmless for any claim or damage, which may have been caused by Buyer or its representatives entering upon the property after the effective dale.  If Buyer terminates this Agreement in accordance with the provisions of this section 5, Buyer shall be reimbursed Bayer's Deposit.

6.         REPRESENTATIONS OF SELLER.  Seller, to induce Buyer to enter into this Agreement and to purchase the Property, represents to Buyer as follows:

            A.        Compliance.  Seller has received no notices from, and to the best of Seller's knowledge no notices have been issued from, any governmental authority of any violations of any federal, state or local law, regulation or ordinance affecting any portion of the Property, which retains uncorrected, Seller shall use best efforts to cure, prior to Closing, any violation of which Seller receives written notice pertaining to the Property.

            B.        Litigation/Contracts.  To the best of Seller's knowledge, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened, against or affecting the Property or any portion thereof or relating to or arising out of the ownership, management or operation of the Property in any court or before or by any federal, state or local department, commission, board, bureau or agency or other governmental instrumentality which could, if adversely decided, have any adverse effect on Buyer's acquisition, ownership, development or use Of the Property.  Seller has not entered into any, and to the best of Seller's knowledge, there are no outstanding contracts to sell the Property to any other buyer.

            C.        Public Improvements.  No assessment for public improvements has been served upon the Seller or to seller’s knowledge upon any other party, with respect to the Property which remains unpaid, including, but not limited to, those for construction of sewer, electric, gas or steam lines and mains, streets, sidewalks and curbing.  In the event work for any public improvements with respect to the Property is assessed or commenced before the effective date of this Agreement, Seller shall be responsible for the assessments and charges that are imposed on Seller or the Property in connection therewith.  Seller knows of no public improvements, which have been ordered to be made, and/or which have not heretofore been completed, assessed and paid for.   Seller shall pay no water assessment after closing.  Seller is not responsible for any special assessments for water post-closing which may require escrow with the title company.  All post closing water assessments are the responsibility of the Buyer.

            D.        Environmental Disclosures.  Seller has not used the Property, or knowingly permitted anyone else to use the Property, for the disposal of any industrial refuse or waste, or for the processing, manufacture, storage, handling, treatment or disposal of any hazardous or toxic substance or material.  Seller has not installed or used or knowingly pennitted anyone else to install or use, any asbestos containing materials on the Property, and no machinery, cquipment or fixtures containing polychlorinated biphenyle (PCBs) have been located on the Property at any time during Seller's ownership of the Property.  To the best of Seller's knowledge, no current or prior tenant or owner of the Property has used or permitted the Property to be used for any of the matters described in the preceding two sentences.  No notice from any governmental body has ever been served, upon Seller, its agents or employees or, to the best of Seller's knowledge, any current or prior tenant or owner of the Property, claiming any violation of any federal, state or local law, regulation or ordinance concerning the environmental state, condition, or quality of the Property, or requiring or calling attention to the need for any work, repairs, eonstruction, alterations, demolition, renovation or installation on or in connection with the Property in order to comply with any law, regulation or ordinance concerning the environmental state, condition or quality of the Property.  To the best of Seller's knowledge, Seller is unaware of any underground storage tanks presently located at the Property, nor, to the best of Seller's knowledge, have any underground storage tanks previously been removed from the Property.

            E.         Leases.  To the best of Seller's knowledge, there are no outstanding leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property.  Until Closing, the Property may be used by Seller in substantially the same manner as it is being utilized on the Elective Date subject to the terms of this Agreement, Seller agrees to deliver the Property to Buyer at Closing free of tenant.

            F.         To the best of Seller's knowledge, no portion of the property is in violation of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental or quasi governmental authority.  To the best of Seller's knowledge, there are no outstanding or uncured notices of such violation.

            G.        Seller has no knowledge of any facts, which would prevent the Property from being developed for its intended residential purpose.

          H.      Buyer understands and acknowledges Seller is the owner of the Property subject to this Agreement and Seller has the power to enter into this Agreement and to consummate the transaction herein contemplated.

7.         CONDITIONS AND OPERATION OF THE PROPERTY PRIOR TO CLOSING.  Between the date of this Agreement and the date of Closing:

            A.        Buyer and its architects, contractors, engineers, inspectors, consultants, agents and other representatives shall have access to and permission to enter the Property to inspect, survey, measure, take test borings or soil samples., or appraise the Property.  Buyer agrees to provide reasonable notice of such entry upon the Property to Seller, Buyer shall restore the Property to substantially the condition in which it was prior to such entry promptly following completion of the activities described in this paragraph.  Buyer shall indemnify, defend and hold Seller harmless for any claim or damage that may be caused by Buyer or its representatives entering upon the Property.

            B.        The Parties shall cooperate in efforts to satisfy the conditions set forth in this Agreement, including, without lhnitation, executing all applications for Approvals and other documents, which are required in connection therewith.  In addition, Buyer shall provide Seller with reasonable prior notice and the opportunity to attend any hearing, work group session or similar meeting with any governmental official or body relating to the Approvals.

            C.        Seller shall not convey any portion of the Property without Buyer's prior written consent.  However, Seller may convey or assign the property without Beyer's consent to a related party or entity where the Seller and/or its members represent a controlling interest.

            D         In the event that any environmental contamination or any hazardous or unsafe condition first occurs at the Property after the expiration of the Due Diligence Period, Buyer shall permit the Seller an extension, no longer than Six (6) months, of all the time conditions set forth in.  this Agreement to cleanup the condition, After Six (6) months from any such occurrence, Buyer shall have the option to terminate this Agreement and to receive a refund of the Deposit, unless such condition or contamination is caused by Buyer, whereby the Buyer shall bear the cost for the cleanup and shall not be permitted to terminate this agreement.

8.         CONDITIONS PRECEDENT TO CLOSING.   Buyer's obligation.  to close under this Agreement is expressly conditioned and contingent upon Buyer having obtained the following at Buyer's sole cost and expense:

            A.        Buyer shall have obtained, at its sole cost and expense, all approvals and permits required for the Project (as defined, below), (collectively, the "Approvals"), which shall include, without limitation, the following: final approval front the Galloway Township Municipal.  Utilities Department, County of Atlantic Planning Boards, if necessary and County of Atlantic Municipal Utilities Department, and the NJ DEP for the proposed Sanitary Sewer Extension of the Property as shown.  on the plans attached as Exhibit A, and all related on-site and off-site improvements, as nay be applicable (the "Project"); CapeAtlantic Soil Conservation District Approval, RFA-Authorization to discharge stormwater, Galloway Township Municipal Utility Authority Approval and Allocation, New jersey Department of Environmental Protection Treatment Works Approval, New Jersey Department of Environmental Protection Water Extension Approval, New jersey Pinelands Commission Approvals, including the purchase of any Pinelands Development Credits required by the NJ Pinelands Commission.  Buyer shall have obtained all sanitary sewer, water, utility, storm sewer, drainage, and other off-site easements necessary for the construction of the Project.  Any such easements required for construction of the Project shall be considered "Approvals" subject to the contingency in.  this paragraph.  All Approvals shall be valid and unappealable with all appeal periods having expired and no appeals pending at the time of closing.

            B.        The Approvals shall not include and Buyer shall be solely responsible for obtaining any building and/or construction permits for the Project.  The parties agree to cooperate with each other regarding each party's responsibilities as to ensuring Final Plat recording.

            C.        Seller shall assign to Buyer (without.  cost, to Buyer) all of Seller's right, title and interest, in and to all Approvals, including, without limitation, all plans, applications, and other documents and work product related to the Approvals within Seller's possession.

9.         SELLER'S OBLIGATION TO PREPARE LOTS.  — Intentionally Deleted

10.       TITLE.   Purchaser shall furnish to Seller within thirty (30) days of the date hereof a copy of a title commitment with rapeet to the Premises prepared by the Title Insurer, together with a statement specifying any defects in title to which Purchaser objects (Purchaser's Statement"), Seller shall notify Purchaser within fifteen (15) days after receipt of Purchaser's Statement whether Seller will remedy such defects.  Subject to the provisions set forth herein, title to the Property, including each of the Lots, shall be good of record and marketable and insurable by any reputable title insurance company authorized to sell such insurance in the State of.  New Jersey at normal rates.  Buyer agrees to take title subject to any easements, restrictions or covenants of record and any stale of facts as an accurate survey might disclose.  Seller shall not, permit any act, during the pendency of this agreement that may cloud or encumber Title.

11.       TAXES; APPORTIONMENT.

            A.        Real estate taxes for the Property shall be apportioned pro-rata on a per diem basis as of Twelve (12) months from a fully executed contract.

            B.        Seller shall pay all realty transfer taxes related to the transfer, including taxes and fees imposed pursuant to P.L.  2004, c.  66, except for any such fees or costs expressly chargeable to the purchaser or grantee (i.e., Buyer) pursuant to such statute.  Buyer shall pay all title insurance premiums charged by Buyer's title insurance company.  Each party shall pay its own counsel fees.  All other recording and closing costs of any nature or description shall be paid or apportioned in accordance with the custom and practice in.  the county in which the Property is located.

            C.        In the event of any "rollback tax" which may be assessed against the Property pursuant to the Farmland Assessment Act of 1964, or any amendment thereto, or any similar act, as a result of the use of the Property by Seller or any prior owner for agricultural purposes, the Seller shall be responsible for the payment of the fill amount of any such rollback tax assessment.

12.       EMINENT DOMAIN.  Seller shall bear the risk of all loss or damage to the Property from all causes except negligent or willful acts of Buyer or its agents, and the risk of condemnation proceedings or other proceedings in the nature of eminent domain, until the Closing.  It at any time prior to the date of Closing, Seller is notified of any condemnation proceedings or other proceedings in the nature of eminent domain against any portion of the Property, Seller shall promptly give written notice thereof to Buyer.  Buyer shall have the right, within fifteen (15) days of receipt of such notice, at its sole option, to terminate this Agreement if the taking adversely impacts the intended development or marketability of the Project.  For the purposes of this Agreement, the phrase "adversely impacts" shall mean, and be limited to any governmental taking through eminent domain causing a loss of access to the site from a public roadway.  In the event of such termination, Seller shall refund Buyer's remaining Deposit and this Agreement shall become null and void and neither party shall have any further liabilities or obligations hereunder.  If Buyer does not elect to terminate this Agreement as aforesaid, the proceeds of any condemnation or eminent domain, award with respect to the Property paid between the date of this Agreement and the Closing shall be credited.  against the Purchase Price, and all unpaid claims and rights in connection with the taking shall be assigned to Buyer at Closing; provided, however, if there is a reduction in the number of approved building lots as a result of such taking, the Purchase Price shall be reduced by the product of $59,285.71, multiplied.  by the number of lots lost as a result of such taking.

13.       ESCROW AGENT.  Thomas D.  Reynolds, Esquire, Mailing & Physical address; 29 N.  Shore Road, Absecon, NI 08201 is designated the "Escrow Agent" under this Agreement.  The Escrow Agent shall hold all Deposit monies under this Agreement in a federally insured account under Buyer's tax identification Number.  The Escrow Agent shall disburse the Deposit in accordance with the terms of this Agreement.  In the event that there is any dispute between the Parties with respect to performance of obligations under this Agreement or disposition of the Deposit, the Escrow Agent shall have the right, at any time, upon written notice to both Seller and Buyer, to a) retain the Deposit in escrow pending resolution of the dispute; b) place the Deposit with the Clerk of the Court in which any litigation is pending and/or c) take affirmative action as the Escrow Agent may, at its option election, in order terminate its duties as the Escrow Agent, including but not limited, depositing the Deposit with a Court of competent jurisdiction and the commencement of an action for interpleader, the cost thereof to be born by whichever of Seller or Buyer is the losing Party and thereupon the Escrow Agent shall be released of any and all liability thereunder.  Prior to releasing any Deposit from escrow, Escrow Agent shall give notice to the Parties of its intentions in writing no later than two (2) business days prior to release of said funds.  Notwithstanding the foregoing, if Buyer terminates this Agreement as provided in section 5 above at any time on or before the expiration of the Due Diligence Period, the Escrow Agent shall be obligated to disburse the Deposit (plus all accrued interest thereon) to Buyer upon the written request of Buyer only, and Seller acknowledges and agrees that it shall have no right to object to such disbursement.

14.       BROKERS.  There are no persons or entities involved in this transaction that are entitled to a commission, other than Mark Sykes Realty, to which Seller shall be responsible for the payment thereof.  Each party represents and warrants that there are no other agents, brokers or others entitled to a commission on the sale of this Property and each agrees to indemnify and hold the other harmless as to this representation.  This representation shall survive Closing.

15.       MORATORIUM/LITIGATION.  If during the term of this Agreement a building moratorium is imposed or litigation of approvals or governmental action prevents Seller from obtaining necessary water or sewer permits in connection with the residential development, either party may cancel this Agreement and all Deposits shall be returned to Buyer and the parties shall have no farther rights or obligations to each other, provided, however that Buyer shall be permitted to waive all contingencies and proceed to closing.

16.       DEFAULT BY SELLER.  If Purchaser fulfills its obligations hereunder, but Seller defaults under this Agreement beyond any applicable cure period, or materially breaches any representation or warranty contained herein, Purchaser may seek ri,pecii lc performance and any costs, including reasonable attorney's fees incurred it pursuing an action for specific performance, and shall have such other remedies at law or in equity as may be available under the laws of the State of New Jersey.

17.       DEFAULT BY BUYER.  If Seller fulfills their obligations hereunder but Purchaser materially defaults under this Agreement beyond any applicable cure period, or materially breathes any representation or warranty contained herein, Seller's sole remedy shall be to terminate this Agreement and retain the Deposit paid by Purchaser prior to said default as liquidated damages.  Seller expressly waives any other remedy at law or in equity against Purchaser.  The Parties agree and stipulate that as of the Effective Date, the exact amount of damages would be extremely difficult to ascertain, and that the Deposit constitutes a reasonable and fair approximation of such damages and is not a penalty.  It is acknowledged that Purchaser shall have no personal liability of any kind or nature hereunder.

18.       NOTICES.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been properly given if personally delivered or sent by registered.  or certified mail, postage prepaid, return receipt requested, or by private overnight express carrier, such as Federal Express, next day delivery, charges prepaid, or by facsimile with the sending party retaining a copy of the facsimile confirmation addressed as follows: if intended for Buyer: Loretta Development, LLC, (facsimile: 609-693-3802) with a copy to Seller's counsel: David Shaheen, Esquire, Jahos, Broege & Shaheen, LLP., 116 Ocean port Avenue, Little Silver, New Jersey, 07739 (facsimile: 732 224-531.7); if intended for Seller: 2404 LLC, 1401 LLC, & Mark Sykes, Mailing: PO Box 241, Physical address: 1401 Tilton Road, Northfield., NJ 08225 (facsimile: (609) 646-3380) Attention: Mark Sykes, as well as Thomas D.  Reynolds, Esquire, Mailing& Physical address: 29 N.  Shore Road, Absecon, NJ 08201 Fax: 609 645 0129 or at such other address of which Seller or Buyer shall have given notice as herein provided.  Notices by the parties may be given on their behalf by their respective counsel.  All such notices, requests and other communications shall, be deemed to have been sufficiently given for all purposes on the date of delivery, if personally delivered, or the postmarked date of mailing„ if sent by registered or certified mail, or the date of deposit if sent by private overnight express carrier, or on the date of facsimile transmission, if the transmitting party retains proof of sending.

19.       FIRPTA.  The Seller represents that all principals of Seller are citizens of the United States of America.

20.       IRS.  The Seller shall comply with the requirements of Section 1099B of the Internal Revenue Code.

21.       SELLER’S OPTION AND INTENT TO EFFECT A 1031 EXCHANGE.  At no loss, cost, liability or expense to Buyer, Buyer agrees to cooperate with Seller in closing this transaction as a "like-kind exchange" as provided in section 1031 of the internal Revenue Code of 1986, as amended, and the regulations thereunder.  Accordingly as provided in Treasury regulation 1:1031(k)-1(g)(4), if the Seller decides to complete a like-kind exchange, then the Seller's rights in this Agreement will be assigned to a "qualified intermediary" (as defined in such regulation) who will act in the place of the Seller for the sole purpose of effecting the like-kind exchange.  The respective rights and liabilities of Seller and Buyer under this Agreement shall be affected by such like-kind exchange.  The.  Seller hereby warrants and acknowledges that the tax aspects and requirements of the 1031 exchange affect only the Seller and no other party to this agreement or amendment thereof.  If Seller elects to complete a like-kind exchange, the parties shall execute and make part of this Agreement an appropriate "exchange addendum and assignment," which shall be prepared by Seller and shall be subject to buyer's review and reasonable approval.

22.       MISCELLANEOUS.

            A.        The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

            B.        This Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.  Buyer shall have the right to assign Buyer's interest in this Agreement to any party or entity; provided, however, Buyer shall continue to remain liable for the satisfaction of all obligations hereunder.

            C.        The representatives, officers, and or individuals that have executed this Agreement: on behalf of Seller hereby represent, warrant and confirm that they have the authority to execute this Agreement and that there are no other signatures necessary to convey this Property.

            D.        Possession is to be delivered by Seller to Buyer at Closing, Seller Shall tender an executed Bargain & Sale Deed with covenants as to Grantor's acts as well as the appropriate affidavit of title, duly executed FIRPTA Affidavit(s) of Seller in form acceptable to Title Insurer, original current tax bills for Premises, if available; such other documents and instruments as Purchaser or its Title Insurer may reasonably request in order to perfect title in Purchaser or otherwise to carry out the purposes of this Agreement, certification on infomiation for Form 1099 (counsel for Purchaser shall be instructed to tile Form 1099 with the internal Revenue Service after the Closing) and an original ISRA Letter of Non-Applicability.

            E.         This Agreement contains the entire agreement between the Seller and the Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale.  Furthermore, this Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

            F.         This Agreement shall be governed by and construed in, accordance with the laws of the State of New jersey without regard to conflict of laws provisions.

            G.        This Agreement may be executed in counterparts.  each of which shall be deemed an original and all of which.  taken together, shall constitute one and the same instrument.

            H.        The effective date of this Agreement shall be the date in which Seller delivers a signed contract to Buyers with all parties' signatures affixed hereto.

            I.          Buyer agrees to post any necessary performance bonds within fourteen (14) days after receipt of the board estimates from the Township Engineer.

            J.         Buyer have the right to assign its rights under this Agreement to a corporation, liability company or general or, limited partnership subject to the financial viability of said assignee, or to any other party provided Buyer remains liable for the satisfaction of the Buyer's obligations .under thin Contract.

            K.        This Agreement shall not be recorded in the Atlantic County Clerk's Office, but Purchaser may record a Memorandum of Agreement setting forth the Purchaser's right to purchase the Premises.

            L.         This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, and any action brought or to enforce any party's rights hereunder shall be instituted in the Superior Court, County of Atlantic, State of New Jersey.

            M.       Prior to and, after the Closing Date, Seller shall execute, acknowledge and deliver, for no further consideration, all such assignment, transfers, consents and other documents as Purchaser may reasonably request to carry out the provisions of this Agreement and as reasonably approved.  by Seller's attorney.

            N.        Buyer will pay any and all necessary Galloway Township fees for recreation, impact or any other fee which may be required for approvals or building permits.

            IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

            BUYER:

WITNESS /s/ Jamie Sassons

Loretta Development, LLC

   /s/ Patricia Glynn

By: Patricia Glynn, Member

            SELLER:

Witness: /s/ Robi Atlas Clinton

2404 LLC, 1401 LLC, & Mark Sykes

   /s/ Mark A.  Sykes

By: Mark Sykes, personally

  /s/ Mark A.  Sykes

By: Mark Sykes, Managing Member

  /s/ Albert Bernier

By: Albert Bernier

Exhibit "A"

Redwood Avenue Sanitary Sewer Extension Plan

AMENDMENT TO AGREEMENT

            THIS AMENDMENT TO AGREEMENT made this 26th Day of.  March, 2009, by and arms Redwood Estates Corp.  an entity about to be formed (:"Buyer"), assignee from Loretta Development, LLC and 2404 1,,LC, 1401 LLC, Marcia Schmid and Mark Sykes ("Sellers").

            WHEREAS, Loretta Development, LLC and Sellers (incorrectly designated in the Agreement of Sale as Buyer) (the Buyer and Sellers being referred.  to herein eollectivcly is the "Parties") entered into an Agreement of Sale dated the 3rd day of April, 2006 (herein referred to as the "Asteement of Sale" or "Agreement") relative to property consisting of 38 buildable lots located in the Township of Galloway, as more particularly identified in the Agreement; and

            WHEREAS, Loretta Development, LLC has assigned all of its right, title and interest in the Agreement to Buyer; and

            WHEREAS, Albert Benner, Seller is now deceased and his residual estate is now owned by Marcia Schmid; and

            WHEREAS, certain time frames contemplated in the Agreement have, or may have expired but the parties desire to acknowledge the continued existence of the Agreement; and

            WHEREAS, the Parties further desire to modify the terms of the Agreement as more particularly set forth in this Amendment to Agreement (hereinafter the "Amendment");

            NOW, THEREFORE, in consideration of One Dollar, and other good and valuable consideration, receipt of which is hereby acknowledged, and based upon the mutual covenants and agreements set forth herein., the Parties do hereby agree as follows:

1.         The Parties acknowledge and agree that notwithstanding anything in the Agreement to the contrary, the Agreement remains in full force and effect, and accept as modified hereby, the obligations of the Parties as set forth in the Agreement continue.

2.         The Sellers acknowledge that Buyer has deposited the amount of $140,000.00 with Sellers' attorney, Thomas D.  Reynolds, Esquire, as Escrow Agent, which deposit continues to be held in uscrow by Thomas Reynolds in accordance with the terms of the Agreement.

3.         Buyer hereby agrees that the amount of $125,000.00 may be released by Escrow Agent to Sellers, which amount, upon release, shall be non-refundable except in the event of a default by the Sellers.

4.         In consideration of the partial release of the deposit as provided herein, Sellers agree to hold a second mortgage in the amount of 20% of the Purchase Price, which second purchase money mortgage shall be subordinate in all respects to a Mortgage obtained by Buyers from a financial institution qualified to do business in the State of New Jersey, which financial institution mortgage shall be for purpose of funding acquisition, interest reserve, improvements and construction costs for the development of the Property,

5.         The Parties further acknowledge that notwithstanding anything in the Agreement, or in any subsequent communications amending the Agreement, it is now agreed that the conditions precedent for Closing arc extended for an additional period of twelve months from the date this Amendment is fully executed by the Parties.  Upon receipt of all approvals contemplated by the Agreement, and receipt of a commitment for financial institution financing by the Buyer, closing will held within forty-five days thereafter.

6.         In all other respects, except as modified hereby, the Agreement is hereby confirmed and ratified.

In witness whereof, intending to be legally bound, the parties have hereunto executed this Amendment to Agreement the day and year indicated below:

Witness:                                Date:               Redwood Estates Corp.  an entity about

                                                                        to be formed as a New Jersey general corporation

/s/ Callum McGuin               3-26-09          By:    /s/ Vincent Simonelli

                                                                                    Vincent C.  Simonelli, President

/s/ Gina Pet                           3-26-09          2404 LLC & 1401 LLC

                                                                        By:   /s/ Mark A.  Sykes

                                                                                    Mark Sykes,

                                                                                    Managing Member as to both

                                                7-26-09                /s/ Mark A.  Sykes

                                                                                    Mark Sykes, Individually

/s/ Gina Pet                           3-26-09               /s/ Marcia Schmid

                                                                                    Marcia Schmid, Individually